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                           SECOND AMENDMENT TO LEASE

     This Second Amendment to Lease ("Amendment"), dated for reference purposes only as February 28, 1996, is made and entered into by and between WHC-SIX REAL ESTATE LIMITED PARTNERSHIP (as successor-in-interest to The Prudential Company of America) ("Landlord"), and AUSPEX SYSTEMS, INC., a Delaware corporation ("Tenant").

                                    RECITALS

     A. Landlord's predecessor-in-interest and Tenant are parties to that certain Lease dated October 20, 1992 ("Original Lease"), pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, certain premises commonly known as 5200 Great America Parkway, Santa Clara, California ("Existing Premises"), which Original Lease has been amended pursuant to the terms of that certain First Amendment to Lease dated June 8, 1995 ("First Amendment"), pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, certain additional premises defined therein as the "Expansion Space." For purposes of this Amendment, the term "Lease" shall mean the Original Lease, as amended by the First Amendment. Except as otherwise provided in this Amendment, all capitalized terms used herein shall have the same meanings and definitions as set forth in the Lease.

     B. Landlord and Tenant desire to amend the Lease on the terms and conditions set forth below.

     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

     1.  Additional Space.

        1.1 Description. Commencing on June 15, 1996 ("Additional Space Commencement Date"), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, certain additional space located in the Project, which additional space ("Additional Space") consists of a net rentable area of approximately 8,074 square feet located on the first floor of Building B of the Project, is commonly known as Suites 103 and 106, 2903 Bunker Hill Lane, Santa Clara, California and is shown as cross-hatched on Exhibit "A" attached to this Amendment. Except as otherwise provided in this Amendment, commencing on the Additional Space Commencement Date, (i) whenever the term "Premises" is used in the Lease, such term shall include the Additional Space, (ii) whenever the term "Building" is used in the Lease, such term shall include that portion of Building B comprising the Expansion Space and the Additional Space, and
(iii) all terms and conditions of the Lease shall apply to the Additional Space as if it were part of the


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original Premises demised to Tenant under the Lease.

        1.2 Term. The term of the Lease as it relates to the Additional Space shall commence on the Additional Space Commencement Date and, unless sooner terminated pursuant to the terms of the Lease, shall expire on December 25, 1999 ("Additional Space Expiration Date"). Landlord and Tenant acknowledge that the Term of the Lease as it relates to the Existing Premises and the Expansion Space is scheduled to expire on March 31, 1998, subject to extension as set forth in Section 1.2.3 of the First Amendment. The Term of the Lease is hereby extended, as it relates to the Additional Space only, to the Additional Space Expiration Date. Tenant shall have no right or option whatsoever to extend the Term of the Lease as it relates to the Additional Space beyond the Additional Space Expiration Date, and the parties agree that the options to extend the Term granted to Tenant under the Lease with respect to the Existing Premises and the Expansion Space shall not apply to the Additional Space.

        1.3 Rent

            1.3.1 Base Rent. Commencing as of August 15, 1996 (Additional Space Rent Commencement Date") and continuing through and including February 25, 1998, Tenant shall pay, as monthly Base Rent for the Additional Space, the sum of $10,815.65 per month. Commencing as of February 26, 1998 and continuing through and including the Additional Space Expiration Date, Tenant shall pay, as monthly Base Rent for the Additional Space, the sum of $10,978.30 per month. Said monthly Base Rent shall be payable by Tenant in the same manner and at the same times as set forth in Section 4(a) of the Original Lease with respect to the monthly Base Rent payable by Tenant for the Existing Premises and shall be in addition to the monthly Base Rent payable by Tenant pursuant to Section 4 of the Original Lease with respect to the Existing Premises and Section 1.3.1 of the First Amendment with respect to the Expansion Space. On or before the Additional Space Rent Commencement Date, Tenant shall pay to Landlord the sum of $5,407.83 as the prorated monthly Base Rent payable by Tenant with respect to the Additional Space for the month of August, 1996.

                1.3.2 Additional Rent.

                     (a) Modification of First Amendment. Section 1.3.2 of the First Amendment is hereby deleted in its entirety and replaced with the following:

                       (a) Increase in Operating and Project Expenses. Tenant shall pay, as additional rent relating to the Expansion Space, (i) Tenant's Percentage Share (Building) of the total dollar increase, if any, in the Operating Expenses paid or incurred by Landlord

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        during each calendar year (and partial calendar year following the Base
        Year (as defined below) over the Operating Expenses paid or incurred by Landlord during the Base Year, and (ii) Tenant's Percentage Share (Project) of the total dollar increase, if any, in the Project Expenses paid or incurred by Landlord during each calendar year (and partial calendar year) following the Base Year over the Project Expenses paid or incurred by Landlord during the Base Year. For purposes of this Section 1.3.2, the term "Base Year" shall mean the period from August 1, 1995 through and including July 31, 1996. For purposes of this Section 1.3.2(a), Tenant's Percentage Share (Building) shall be 50%, and Tenant's Percentage Share (Project) shall be 11%. Said additional rent shall be in addition to the additional rent payable by Tenant under Sections 5 and 6 of the Lease with respect to the Existing Premises and any other additional rent payable by Tenant under the Lease.

                (b) Operating and Project Expenses. For purposes of this Section 1.3.2, (i) the term "Operating Expenses" shall have the same meaning as set forth in Section 5(b) of the Lease, except that, for purposes of applying such meaning to this Section 1.3.2, the term "Premises" as used in such Section 5(b) shall mean Building B, and (ii) the term "Project Expenses" shall have the same meaning as set forth in Section 6(b) of the Lease.

                (c) Estimates in Increases. The additional rent payable by Tenant under this Section 1.3.2 shall be paid on an estimated basis in the same manner and at the same times as provided in Sections 5(d) and 6(e) of the Lease with respect to the payment of Tenant's Percentage Share of Operating and Project Expenses, except that, for such purposes, the terms "Operating Expenses" and "Project Expenses" as used in such sections shall mean the increases in such expenses payable by Tenant pursuant to this Section 1.3.2.

                (d) Annual Adjustment. Annual reconciliations between the estimated payments of the additional rent payable by Tenant under this
        Section 1.3.2 and the actual payments due shall be made in the same manner and subject to the same terms as provided in Sections 5(e) and 6(f) of the Lease with respect to Tenant's Percentage Share of Operating and Project Expenses, except that, for such purposes, the terms "Operating Expenses" and "Project Expenses" as used in such sections shall mean the increases in such expenses payable by Tenant pursuant to this Section 1.3.2.


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                (e) Proration of Additional Rent for 1996 Calendar Year. With
        respect to that portion of the Term commencing on August 1, 1996 and continuing through and including December 31, 1996, Tenant shall pay as additional rent pursuant to this Section 1.3.2 an amount equal to the product obtained by multiplying (i) the sum of (A) Tenant's Percentage Share (Building) of the total dollar increase, if any, in the Operating Expenses paid or incurred by Landlord during the 1996 calendar year over the Operating Expenses paid or incurred by Landlord during the Base Year, and (B) Tenant's Percentage Share (Project) of the total dollar increase, if any, in the Project Expenses paid or incurred by Landlord during the 1996 calendar year over the Project Expenses paid or incurred by Landlord during the Base Year, by (ii) a fraction, the numerator of which is 5 and the denominator of which is 12. Such payment shall be made by Tenant to Landlord within thirty (30) days following Landlord's delivery of a statement therefor.

                (f) Proration for Final Lease Year. If the Lease expires or terminates on a date other than on the last day of a calendar year, the additional rent payable by Tenant under this Section 1.3.2 for such partial final calendar year shall be equal to the product obtained by multiplying (i) the additional rent that would have otherwise been payable by Tenant under this Section 1.3.2 for such calendar year had it consisted of a full twelve (12) month period, by (ii) a fraction, the numerator of which is the number of days comprising such final partial calendar year and the denominator of which is 360.

   (b) Additional Space. Effective as of the Additional Space Rent Commencement Date, the additional rent obligations of Tenant pursuant to Section 1.3.2 of the First Amendment (as modified pursuant to Section 1.3.2(a) above) shall apply to the Expansion Space and the Additional Space, collectively. For purposes of such application, effective as of the Additional Space Rent Commencement Date, (i) the term "Expansion Space" as used in such Section 1.3.2 shall mean the Expansion Space and the Additional Space, collectively, (ii) Tenant's Percentage Share (Building) shall be increased from 50% to 66.38%, and
(iii) Tenant Percentage Share (Project) shall be increased from 11% to 14.37%. The term "Lease" as used in Section 1.3.2 of the First Amendment (as modified pursuant to Section 1.3.2(a) above) shall mean the Original Lease.

        1.3.3 "Rent". The term "Rent" as used in the

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Lease shall include, without limitation, the monthly Base Rent and additional rent payable by Tenant under this Section 1.3.

        1.4 Condition of the Additional Space.

            1.4.1 "As-Is" Condition. Landlord shall deliver the Additional Space to Tenant, and Tenant shall accept the Additional Space from Landlord, in its then-existing "as is" condition, and Landlord shall have no obligation to make any alterations, improvements or additions of any kind to the Additional Space or Building B or to remove any alterations or improvements that may currently exist within the Additional Space. Landlord makes no representation or warranty, express or implied, with respect to the Additional Space or Building B. Tenant acknowledges that it has made such legal and factual inquiries with respect to the condition of the Additional Space and Building B and the suitability of the Additional Space for the conduct of Tenant's business and has relied solely thereon in executing this Amendment.

            1.4.2. Improvements by Tenant. Landlord and Tenant acknowledge that Tenant desires to cause certain improvements to be made to that portion of the Additional Space comprising Suite 103 ("Suite 103 Improvements"). Tenant shall be permitted to make such Suite 103 Improvements, subject to the following terms and conditions: (i) all costs and expenses relating to the design and construction of the Suite 103 Improvements shall be borne solely by Tenant without contribution of any kind by Landlord, except as provided in
Section 1.4.4 below; (ii) Tenant shall cause the Suite 103 Improvements to be constructed in accordance with the plans and specifications approved by Landlord and in such manner as will minimize interference with the occupancy and quiet enjoyment of the Project by other tenants; (iii) the Suite 103 Improvements shall constitute an "alteration" for purposes of the Lease and shall be subject to the terms and conditions of subsections (a) and (b) of
Section 10 of the Original Lease (other than the second sentence of such subsection (a), the subject matter of which is addressed by the approval condition set forth in subsection (iv) below), and (iv) not less than ten (10) days prior to the date that Tenant desires to commence the Suite 103 Improvements, Tenant shall provide Landlord with the items and documentation described in Section 5(b) of Exhibit "B" attached to the Original Lease (with the term "Tenant's Work" as used therein meaning the Suite 103 Improvements and the names and addresses described in subsection (ii) of such Section 5(b) including the names and addresses of Tenant's architect and project manager), which items and documentation shall be subject to Landlord's written approval (which approval shall not be unreasonably withheld). The acquisition of all applicable governmental approvals, permits and certificates relating to the construction of the Suite 103 Improvements and the subsequent occupancy of Suite 103 by Tenant



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shall be the sole responsibility of Tenant, at its sole cost and expense, and
Landlord makes no representation or warranty of any kind with respect thereto. All Suite 103 Improvements shall immediately become Landlord's property, and the parties agree that Tenant shall not be required to remove any Suite 103 Improvements.

                1.4.3 SURRENDER. For purposes of applying Section 19 of the Original Lease to the surrender of the Additional Space, the term "Commencement Date" as used therein shall mean the date that the Suite 103 Improvements have been completed by Tenant.

                1.4.4 LANDLORD'S CONTRIBUTION. Provided that Tenant complies with the terms and provisions of subsections (ii), (iii) and (iv) of the second sentence of Section 1.4.2 above, Landlord shall reimburse Tenant for the actual out-of-pocket costs incurred by Tenant in connection with the construction of the Suite 103 Improvements on or before August 15, 1996, up to, but not exceeding, a total reimbursement by Landlord to Tenant of Twelve Thousand Nine Hundred Thirty Dollars ($12,930) ("Suite 103 Allowance"). The Suite 103 Allowance shall be paid by Landlord (to the extent Tenant is entitled to the same pursuant to the preceding sentence) within thirty (30) days following the date that Tenant provides to Landlord (a) invoices and other documentary evidence of the costs and expenses incurred by Tenant in connection with Suite 103 Improvements, and (b) written certification by Tenant's architect confirming Tenant's compliance with the terms and provisions of subsections
(ii), (iii) and (iv) of the second sentence of Section 1.4.2 above, which documentation and certification must be received by Landlord no later than August 15, 1996 for Tenant to be entitled to the reimbursement described in this Section 1.4.4.

        1.5 MAINTENANCE AND REPAIR. Tenant shall have the same maintenance and repair obligations with respect to the Additional Space as are imposed on Tenant under the Lease with respect to the Existing Premises, except that Landlord, and not Tenant, shall be responsible for the matters described in subsections (i) and (ii) of the second sentence of Section 11(a) of the Original Lease as such matters relate to Building B (and all costs and expenses incurred by Landlord in connection therewith shall be included as part of "Operating Expenses" for purposes of Section 1.3.2 above).

        1.6 UTILITIES AND SERVICES. Provided that there has been no Event of Default, Landlord agrees to furnish or cause to be furnished, to the Additional Space the utilities and services described in the standards for Utilities and Services, set forth in EXHIBIT "F" attached to the Original Lease (other than the janitorial services described in Section 1(e) thereof), subject to the conditions and in accordance with the standards set forth therein. Landlord shall not be liable for, and Tenant shall not be entitled to any abatement or deduction of Rent by reason of, no

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eviction of Tenant shall result from and, further, Tenant shall not be relieved from the performance of any covenant or agreement in this Lease because, of Landlord's failure to furnish any of the foregoing when the failure is caused by accident, breakage, or repairs, strikes, lockouts or other labor disturbance or labor dispute of any character, governmental regulation, moratorium or other governmental action, inability despite the exercise of reasonable diligence to obtain electricity, water or fuel, or by any other cause beyond Landlord's reasonable control. Except for those costs, expenses and charges that Tenant is specifically responsible for the payment of pursuant to EXHIBIT "F" attached to the Original Lease (e.g., excess costs), all costs, expenses and charges incurred by Landlord in connection with furnishing the utilities and services described in such EXHIBIT "F" shall be included as part of "Operating Expenses" for purposes of Section 1.3.2 above.

        1.7 JANITORIAL SERVICES. Tenant shall obtain, and shall bear the cost of, all janitorial services required by Tenant in the Additional Space.

     2. FULL FORCE AND EFFECT. Except as otherwise modified by this Amendment, the Lease shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

     3. CONDITION TO AMENDMENT. Tenant acknowledges that the Additional Space is presently subject to that certain Lease dated November 1, 1994, as amended ("Chip Express Lease"), by and between Landlord, as "Landlord," and Chip Express Corporation, as "Tenant" ("Chip Express"). The effectiveness of this Amendment is expressly conditioned on the full execution of an amendment to the Chip Express Lease on or before March 15, 1996, by and between Landlord and Chip Express, in a form acceptable to landlord in Landlord's sole discretion, pursuant to which Landlord and Chip Express agree to terminate the Chip Express Lease as to Additional Space effective on or before the Additional Space Commencement Date. The foregoing condition ("Condition to Amendment") shall be for the sole benefit of Landlord and may be waived only by Landlord, and then only by a written waiver executed by Landlord. Landlord makes no representation or warranty to Tenant of any kind that the Condition to Amendment will be satisfied (or waived by Landlord) on or before March 15, 1996. If for any reason the Condition to Amendment is not satisfied or waived by Landlord on or before March 15, 1996, this Amendment shall automatically become null and void and the Lease shall continue in full force and effect in accordance with its terms. Tenant acknowledges and agrees that Landlord shall have no obligation whatsoever to either

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satisfy or waive the Condition to Amendment.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.

                                        LANDLORD:

                                        WHC-SIX REAL ESTATE LIMITED
                                        PARTNERSHIP, a Delaware limited
                                        partnership

                                        By: JER WHC-SIX SERVICES,
                                            INC., a Virginia corporation,
                                            its Managing General Partner

                                            By: __________________________
                                                SCOTT R. FITZGERALD
                                                Vice President

                                        TENANT:

                                        AUSPEX SYSTEMS, INC., a
                                        Delaware Corporation

                                        By: ____________________________

                                        Name: __________________________

                                        Title: _________________________




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                           [FLOOR PLAN OF SUITE 106]






                                  EXHIBIT "A"
                                 (Page 1 of 2)




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                           [FLOOR PLAN OF SUITE 103]






                                  EXHIBIT "A"
                                 (Page 2 of 2)